Exhibit 3.1

Articles of Amendment of the
Articles of Incorporation of
White River Capital, Inc.

The undersigned officer of White River Capital, Inc., an Indiana corporation (the “Corporation”), pursuant to the provisions of the Indiana Business Corporation Law, as amended, (the “Act”), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation (the “Amendment”), hereby certifies the following facts:

ARTICLE I
AMENDMENT

Section 1.  The date of incorporation of the Corporation is December 30, 2004.

Section 2.  The name of the Corporation following this amendment shall be White River Capital, Inc.

Section 3.  The Articles of Incorporation shall be amended by deleting Article 4 of the Corporation’s existing Articles of Incorporation in its entirety, and such Article shall not be replaced.

ARTICLE II
DATE OF EACH AMENDMENT’S ADOPTION

The date of the Amendment’s adoption is May 20, 2009.

ARTICLE III
MANNER OF ADOPTION AND VOTE

The Amendment was adopted by the Corporation’s Board of Directors pursuant to a unanimous written consent to resolutions executed on May 20, 2009.  Pursuant to Indiana Code § 23-1-38-2 approval of the Corporation’s shareholders was not required.

ARTICLE IV
COMPLIANCE WITH LEGAL REQUIREMENTS

The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

The Amendment shall become effective when filed with the Indiana Secretary of State.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned officer hereby executes these Articles of Amendment of the Articles of Incorporation and hereby verifies, subject to the penalties of perjury, that the statements contained herein are true this 22nd day of May, 2009.

White River Capital, Inc.

By:	/s/ Mark R. Ruh
Name: Mark R. Ruh
Title: President